Exhibit 10.15

December 4, 2018

Mr. Kirk Johnson

[Address]

Dear Mr. Johnson:

It is with great pleasure that we offer to you the position of Senior Vice President of Member Engagement with Old Dominion Electric Cooperative (ODEC).

Should you accept the position, your salary will be $12,692 gross per pay period.  ODEC has 26 pay periods per year. Your employment with ODEC is at-will and is indefinite.   Our relocation package provides you with $15,000 in order to relocate to the Richmond metro area.  This amount will be grossed up.   The cost of moving your household goods will also be paid by ODEC.  We request two quotes from moving companies at your discretion and submitted prior to your commitment.  ODEC will pay the lowest cost of the two.

In addition to your compensation, you will be eligible to receive the benefits, which are offered to all ODEC employees.  These benefits are described in the Employee Benefits Enrollment Guide.  Our benefits currently are with NRECA and our open enrollment is January 1 annually.

Our vacation policy credits new employees for prior years of experience in your area of expertise.  Our offer to you would allow you to begin with an accrual of vacation time at a rate of 5 weeks per year and sick time accrual rate of 12 days per year.

This offer is made on the condition that you accept this offer by signing and returning the enclosed copy to me by Tuesday, December 12, 2018 and that you agree to commence your duties on or around February 1, 2019.  ODEC is flexible with the start date.

This offer of employment is, of course, subject to successful completion of a post-offer drug screen and a background check that will be performed at the expense of ODEC.

Innsbrook Corporate Center    •     4201 Dominion Boulevard     •     Glen Allen, Virginia 23060

Tel: 804-747-0592                  www.odec.com                    Fax: 804-747-3742

ODEC reserves the right to withdraw this offer or terminate your employment or both for any reason, including but not limited to, failure (as defined solely by ODEC) of any and all of the aforementioned tests or checks.

As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, you must present us with documents, which identify you and indicate you are eligible to work in the United States. This must be done within three days of hire.   You can find additional information on the type of documentation acceptable at http://uscis.gov/graphics/formsfee/forms/i-9.htm.

In order to ensure proper crediting of Social Security and Medicare earnings, please bring your social security card on your first day of employment for payroll purposes.

We appreciate your interest in employment with ODEC and hope you will consider our offer favorably. Please notify me of your decision regarding our offer in writing by December 11th. In the meantime, if you have any questions regarding any of the above information, please do not hesitate to contact me at 804-968-4023.

Cordially,

/s/ Marcus Harris
Marcus Harris, President & CEO

AGREED TO AND ACCEPTED BY:

/s/ Kirk Johnson	Dated: 12/4/18
Mr. Kirk Johnson